MASTER SHIP MANAGEMENT AGREEMENT

THIS AGREEMENT is made as of the 31ST day of AUGUST 2012

BETWEEN:

(1) **TEEKAY SHIPPING LIMITED**, a company organised and existing under the laws of Bermuda and having its registered office at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda ("**TSL**"); and

(2) **TEEKAY MARINE LTD**, a company organised and existing under the laws of the Republic of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 ("**TML**").

WHEREAS:

(A) TSL has the obligation to manage the Vessels (as defined herein) which have been entrusted by their Shipowners (as defined herein) to the management of TSL; and

(B) Subject to and upon the terms and conditions of this Agreement (as defined herein), TSL wishes to appoint TML as Managers (as defined in the BIMCO Shipman which is defined herein) to perform, and TML is willing to be so appointed and to perform, the Management Services (as defined in the BIMCO Shipman) in respect of each Vessel with effect from the Start Date (as defined herein) for each Vessel and until the Notice of Management (as defined herein) for each Vessel terminates in accordance with the terms of this Agreement.

NOW THEREFORE it is hereby agreed as follows:

1 Definitions

1.1 In this Agreement, save as otherwise provided, words and expressions having defined meanings in the BIMCO Shipman shall have the same meanings when used herein and the following terms shall have the meanings set out below:

1.1.1 **"AE Group"** means Anglo-Eastern Management Group Limited together with its subsidiaries and subsidiary undertakings and any holding company or parent undertaking of that body corporate and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of that body corporate from time to time (but excluding TML and its subsidiaries) and **"member of the AE Group"** has a corresponding meaning.

1.1.2 **"Agreement"** means this agreement, as amended from time to time in accordance with its terms, together with all the Schedules, and any annexes to the Schedules, attached to it, including the BIMCO Shipman.

1.1.3 **"Approved Sub-Agent"** means GlasCo, SingCo, any member of the AE Group and any member of the Teekay Group.

1.1.4 **"BIMCO Shipman"** means the BIMCO Shipman 2009 Standard Ship Management Agreement applicable in respect of each Vessel attached as

Schedule "A" hereto, as amended and agreed by the parties, and forming a part of this Agreement.

1.1.5 **"Cancellation Event"** means the sale, requisition for title, arrest, seizure or detention by pirates or any other person or total loss of a Vessel prior to its Start Date.

1.1.6 **"GlasCo"** means Teekay Marine (Glasgow) Ltd, a wholly owned subsidiary of TML incorporated under the laws of the United Kingdom with company number SC42369.

1.1.7 **"JV Agreement"** means the joint venture agreement dated 6 July 2012 made between TSL, Anglo-Eastern Investment Holdings Ltd (**"AE"**) and TML relating to the establishment and conduct of business of TML and other matters regulating the relationship between AE and TSL, and any amendment thereto or substitution therefor.

1.1.8 **"Notice of Management"** means that certain document substantially in the form attached as Schedule "B" hereto and to be provided by TSL to TML in respect of each Vessel which, when signed by TSL and TML will form part of this Agreement.

1.1.9 **"Shipowners"** means the bodies corporate described in Schedule "C" attached hereto which are the shipowners of the Vessels as therein listed.

1.1.10 **"SingCo"** means Teekay Marine (Singapore) Pte Ltd, a wholly owned subsidiary of TML incorporated under the laws of Singapore with registration number 201213011C.

1.1.11 **"Start Date"** means in respect of each Vessel the date stated in the Notice of Management for such Vessel upon which TML is to commence providing the Management Services under this Agreement, such date to be in accordance with Section 2.2.

1.1.12 **"Teekay Group"** means Teekay Corporation together with its subsidiaries and subsidiary undertakings and any holding company or parent undertaking of that body corporate and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of that body corporate from time to time (but excluding TML and its subsidiaries) and **"member of the Teekay Group"** has a corresponding meaning.

1.1.13 **"Vessels"** means the conventional tanker vessels named and described in Schedule "C" attached hereto.

1.2 In this Agreement:

1.2.1 References to persons include references to bodies corporate and non-corporate.

1.2.2 Unless the context requires otherwise, words in the singular number include the plural number and vice versa.

1.2.3 Words in one gender include all other genders.

1.2.4 Section headings are inserted for convenience only and shall not effect the construction of this Agreement and, unless otherwise specified, all references to sections and schedules are to sections of, and schedules to, this Agreement.

1.2.5 References to "**parties**" means the parties to this Agreement and a "**party**" means any one of them.

1.2.6 References to "**including**" means "**including without limitation**" (with related words being construed accordingly), "**in particular**" means "**in particular without limitation**", and a reference to "**include**" or "**including**" when introducing an example or any other general words do not limit the meaning of the words to which the example relates to that example or examples or a similar kind.

1.2.7 "**holding company**" and "**subsidiary**" mean a "**holding company**" and "**subsidiary**" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee) by way of security or in connection with the taking of security, or (b) its nominee.

1.2.8 In the event of there being any inconsistency or ambiguity between the terms and conditions of the BIMCO Shipman and this Agreement, the terms and conditions of this Agreement will prevail to the extent of such inconsistency or ambiguity, save in respect of Clause 5 of the BIMCO Shipman which will prevail to the extent of such inconsistency or ambiguity.

2 Appointment

2.1 With effect from the Start Date stated in the Notice of Management for each Vessel and until termination in accordance with the terms of this Agreement, TSL hereby appoints TML as Managers to perform, and TML hereby agrees to be so appointed and to perform, the Management Services in respect of such Vessel subject to and upon the terms and conditions of this Agreement.

2.2 TSL hereby confirms that, subject only to the occurrence of a Cancellation Event in respect of any Vessel, it will deliver to TML a duly completed Notice of Management for each Vessel not less than thirty (30) days (or such lesser period as the parties may agree) prior to the Start Date for such Vessel, and each Start Date shall occur between 1st September 2012 and 31st December 2012 (or such later date as the parties may agree).

3 Management Services

3.1 TML shall perform the Management Services and at all times retain or procure qualified staff so as to maintain a level of expertise sufficient to perform the Management Services in accordance with the terms of this Agreement.

3.2 In the exercise of its duties hereunder, TML shall at all times perform the Management Services diligently and in a reasonable manner and be responsible to TSL for the due and proper performance of the same.

4 Duration of Appointment

4.1 Without prejudice to clause 17 of the JV Agreement, the appointment of TML under this Agreement in respect of any Vessel shall commence on such Vessel's Start Date and shall continue until terminated in accordance with Section 6 hereof.

4.2 Where the Vessel is not at a mutually convenient port or place on the date of termination determined in accordance with Section 4.1, such appointment shall terminate on the subsequent arrival of the Vessel at the next mutually convenient port or place.

5 Fees, Expenses, Income and Budget

5.1 In return for TML performing the Management Services in respect of each Vessel, TSL shall pay an annual management fee of USD175,000 (or as otherwise determined pursuant to the JV Agreement) to TML for each Vessel with effect from the Start Date pertaining to the Vessel and until TML's appointment in respect of such Vessel terminates in accordance with the terms of this Agreement. In all other respects, the terms and conditions of the BIMCO Shipman, including Clauses 11, 12 and 13 of the BIMCO Shipman, shall apply.

6 Termination

6.1 Without prejudice to the accrued rights (if any) or remedies of either party under or pursuant to this Agreement, TML's appointment as Managers in respect of any Vessel, including the relevant Notice of Management, may be terminated by either TSL or TML (as the case may be) in the following circumstances:-

(a) in accordance with the terms and conditions of Clause 21 or Clause 22 of the BIMCO Shipman; or

(b) by immediate notice in writing to the other party if any of the following events occurs:-

(i) any licence or permit required to enable any party to perform any of its or their obligations under or pursuant to this Agreement is wholly or partially revoked, withdrawn, sustained or terminated or expires and is not renewed or otherwise fails to remain in full force, validity and effect and such circumstances are considered by the party giving notice to be material; or

(ii) either party ceases to carry on business, or a substantial part of the business, properties or assets of either party are seized or appropriated; or

(iii) any of the events specified in sub-sections (i) or (ii) above or Clause 22(f) of the BIMCO Shipman occurs *mutatis mutandis* in relation to any subsidiary of a party, but so that, in the case of this sub-section (iii), the other party or parties only shall be entitled to give notice under this Section 6.1(b); or

(c) upon the termination of the JV Agreement made pursuant to clauses 17.1 or 17.2 of the JV Agreement.

6.2 This Agreement shall automatically terminate in its entirety if each Notice of Management delivered to TML is terminated in accordance with the terms of this Agreement and no new Notice of Management in respect of a Vessel is delivered by TSL to TML within thirty (30) days of the date of termination of the last valid and effective Notice of Management.

6.3 Termination of this Agreement (either in part in accordance with Sections 4.1 or 6.1 or in its entirety in accordance with Section 6.2) shall:-

(a) not affect the rights of either party hereunder to recover from the other party any amount accrued due and then unpaid, which liability shall remain in full force and effect; and

(b) not operate to discharge the respective obligations of the parties hereto under Clauses 9(a), 11(b), 17(b), 17(c), 17(d), 18(g), 22(g) and 22(h) of the BIMCO Shipman and Sections 6.3 and 6.4 hereof, which shall continue in full force and effect notwithstanding the termination of this Agreement.

6.4 Notwithstanding the termination of this Agreement in respect of any Vessel in accordance with Sections 4.1 or 6.1, TML shall perform such tasks as may be required to settle all outstanding accounts between TML and TSL and the Shipowner in question, and to complete such accounts as are required under Clause 13(d) of the BIMCO Shipman for the final period during which TML was Managers in respect of the Vessel in question.

6.5 Notwithstanding the termination of this Agreement in respect of any Vessel in accordance with Sections 4.1 or 6.1, TML shall reimburse and indemnify TML for and in respect of, and hold TML harmless against, all disbursements, costs and expenses of whatsoever kind properly and necessarily or reasonably paid, sustained or incurred by TML in or about the performance or provision of any of its Management Services under this Agreement prior to such or after such termination or as a consequence of or in connection with such termination.

7 Ratification

7.1 TSL hereby ratifies and confirms and agrees to ratify and confirm (and in respect of the Vessels shall procure the Shipowners ratify and confirm and agree to procure the ratification and confirmation of the Shipowners) whatever TML shall do or purport to do whatsoever, in good faith under or pursuant to this Agreement.

8 Subcontracting

8.1 TML shall not delegate, assign, sub-contract or sub-license any of its obligations or rights hereunder to a party other than an Approved Sub-Agent without the prior written consent of TSL, which shall not be unreasonably withheld or delayed, and provided that in all such cases TML shall remain responsible for the due fulfillment of its obligations hereunder.

8.2 TML shall have full authority to delegate, sub-contract, assign or sub-license any of its obligation or rights hereunder to any Approved Sub-Agent, provided that in all such cases TML shall remain responsible for the due fulfillment of its obligations hereunder.

9 Entire Agreement

9.1 Save only as expressly provided in relation to the JV Agreement, this Agreement which includes each Notice of Management constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all previous agreements, written or oral, between the parties with respect to the subject matter hereof.

10 Relationship between the Parties

10.1 Nothing herein contained shall be interpreted so as to create a partnership, joint venture or employment relationship between TML and TSL, and TML shall carry out the Management Services in respect of each Vessel for which a Notice of Management has been provided by TSL to TML as agent for and on behalf of TSL.

11 Confidential Information

11.1 Each party (and TSL will procure that each Shipowner and TML will procure that each Approved Sub-Agent) shall keep confidential, both during and after the currency of this Agreement, all information relating in any way to TSL, TML, any Shipowner or any Approved Sub-Agent that it has acquired or developed in the course of providing or receiving the Management Services under this Agreement. The foregoing shall not apply to such information which is generally known to the public other than by way of breach of this Agreement and shall not apply to the extent that either party is required by law to disclose any such information. Neither party shall make use of any such information for any purpose other than in the course of providing or receiving the Management Services hereunder. Each party shall be entitled to any equitable remedy available at law or equity, including specific performance against a breach by the other party of this obligation. Neither party shall resist such application for relief on the basis that the other party has an adequate remedy at law, and neither party shall waive any requirement for the securing or posting of any bond in connection with such remedy.

12 Governing Law and Arbitration

12.1 The terms and conditions of Clause 23 of the BIMCO Shipman shall apply with respect to this Agreement.

13 Modification and Inurement

13.1 This Agreement shall not be amended, altered or modified except by an instrument in writing executed by the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and be binding upon and inure to the benefit of their respective successors and assigns.

14 Notice

14.1 The terms and conditions of Clause 24 of the BIMCO Shipman shall apply with respect to this Agreement. Without prejudice to the foregoing, a notice may be sent by registered or recorded mail, facsimile, electronically or delivered by hand in accordance with this Section 14.1:

If to TML:	If to TSL:
Teekay Marine Ltd c/o Teekay Marine (Singapore) Pte Ltd 200 Cantonment Road #14-01A Southpoint, Singapore 089763 Fax: +65 6692 9980	Teekay Shipping Limited 4th Floor, Belvedere Building, 69 Pitts Bay Road Hamilton, HM 08, Bermuda Fax: (441) 292 3931
Attention: Mike Pride Managing Director Email: mike.pride@teekaymarine.com	Attention: Mark Cave Director Email: mark.cave@teekay.com
With copy to: Geir Sekkesaeter Director Email: geir.sekkesaeter@teekay.com	

15 Waiver

15.1 The failure of either party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.

16 Counterparts

16.1 This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

17 No Third Party Rights

17.1 Except to the extent provided in Clauses 17(c) and 17(d) of the BIMCO Shipman, and to the extent afforded to Approved Sub-Agents, a person who is not a party to this Agreement shall not have any right pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

IN WITNESS whereof the parties have caused this Agreement to be executed by their duly authorized officers the day and year first above written.

TEEKAY SHIPPING LIMITED

By: ______________________

Authorized signatory

TEEKAY MARINE LTD

By: ______________________

Authorized signatory

IN WITNESS whereof the parties have caused this Agreement to be executed by their duly authorized officers the day and year first above written.

TEEKAY SHIPPING LIMITED	**TEEKAY MARINE LTD**
By: ______________________	By: ______________________
Authorized signatory	**Authorized signatory**
	(Mr. Pierre Cremers)

SCHEDULE "A"
BIMCO Shipman

[See attached]

BIMCO

SHIPMAN 2009

STANDARD SHIP MANAGEMENT AGREEMENT

PART I

1. Place and date of Agreement BERMUDA / REFERENCE DATE OF MAKING OF EACH NOTICE OF MANAGEMENT (THE 'NOTICE OF MANAGEMENT') SIGNED PURSUANT TO THE TEEKAY SHIPPING LIMITED / TEEKAY MARINE LTD MASTER SHIP MANAGEMENT AGREEMENT MADE AS OF THE 31 DAY OF AUGUST 2012 (THE 'MASTER SHIPMAN')	2. Date of commencement of Agreement (Cls. 2, 12, 21 and 25) REFERENCE 'START DATE' IN THE NOTICE OF MANAGEMENT
3. Owners (name, place of registered office and law of registry) (Cl. 1) (i) Name: TEEKAY SHIPPING LIMITED (ii) Place of registered office: 4TH FLOOR, BELVEDERE BUILDING, 69 PITTS BAY ROAD, HAMILTON HM 08, BERMUDA (iii) Law of registry: BERMUDA	4. Managers (name, place of registered office and law of registry) (Cl. 1) (i) Name: TEEKAY MARINE LTD. (ii) Place of registered office: TRUST COMPANY COMPLEX, AJELTAKE ROAD, AJELTAKE ISLAND, MAJURO, MARSHALL ISLANDS MH 96960 (iii) Law of registry: MARSHALL ISLANDS
5. The Company (with reference to the ISM/ISPS Codes) (state name and IMO Unique Company Identification number. If the Company is a third party then also state registered office and principal place of business) (Cls. 1 and 9(c)(i)) (i) Name: TEEKAY MARINE (GLASGOW) LTD / TEEKAY MARINE (SINGAPORE) PTE LTD (ii) IMO Unique Company Identification number: TBA (iii) Place of registered office: 1 GEORGE SQUARE, GLASGOW, G2 1AL, SCOTLAND, UNITED KINGDOM / 8 SHENTON WAY, #41-01 AXA TOWER, SINGAPORE 068811 (iv) Principal place of business: SCOTLAND, UNITED KINGDOM / SINGAPORE	6. Technical Management (state "yes" or "no" as agreed) (Cl. 4) YES 7. Crew Management (state "yes" or "no" as agreed) (Cl. 5(a)) YES 8. Commercial Management (state "yes" or "no" as agreed) (Cl. 6) NO
9. Chartering Services period (only to be filled in if "yes" stated in Box 8) (Cl.6(a)) NO	10. Crew Insurance arrangements (state "yes" or "no" as agreed) (i) Crew Insurances* (Cl. 5(b)): NO (ii) Insurance for persons proceeding to sea onboard (Cl. 5(b)(i)): NO *only to apply if Crew Management (Cl. 5(a)) agreed (see Box 7)
11. Insurance arrangements (state "yes" or "no" as agreed) (Cl. 7) NO	12. Optional insurances (state optional insurance(s) as agreed, such as piracy, kidnap and ransom, loss of hire and FD & D) (Cl. 10(a)(iv)) NONE
13. Interest (state rate of interest to apply after due date to outstanding sums) (Cl. 9(a)) ONE PERCENT PER MONTH	14. Annual management fee (state annual amount) (Cl. 12(a)) REFERENCE CLAUSE 5.1 OF THE MASTER SHIPMAN
15. Manager's nominated account (Cl.12(a)) TBA	16. Daily rate (state rate for days in excess of those agreed in budget) (Cl. 12(c)) US$600 PER DAY 17. Lay-up period / number of months (Cl.12(d)) THREE (3) MONTHS

Continued

(Continued)

18. Minimum contract period (state number of months) (Cl. 21(a)) NIL	19. Management fee on termination (state number of months to apply) (Cl. 22(g)) THREE (3) MONTHS
20. Severance Costs (state maximum amount) (Cl. 22(h)(ii)) TO BE PAID IN ACCORDANCE WITH THE TERMS AND CONDITIONS AND LAWS AND REGULATIONS GOVERNING EMPLOYMENT OF THE CREW	21. Dispute Resolution (state alternative Cl. 23(a), 23(b) or 23(c); if Cl. 23(c) place of arbitration must be stated) (Cl. 23) 23(a) OF CLAUSE 23
22. Notices (state full style contact details for serving notice and communication to the Owners) (Cl. 24) REFERENCE CLAUSE 14.1 OF THE MASTER SHIPMAN	23. Notices (state full style contact details for serving notice and communication to the Managers) (Cl. 24) REFERENCE CLAUSE 14.1 OF THE MASTER SHIPMAN

It is mutually agreed between the party stated in Box 3 and the party stated in Box 4 that this Agreement consisting of PART I and PART II as well as Annexes "A" (Details of Vessel or Vessels), "B" (Details of Crew), "C" (Budget), "D" (Associated Vessels) and "E" (Fee Schedule) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and Annexes "A", "B", "C", "D" and "E" shall prevail over those of PART II to the extent of such conflict but no further.

Signature(s) (Owners)	Signature(s) (Managers)

InterManager

Approved by the International Ship Managers' Association

First published 1988. Revised 1998 and 2009

Explanatory Notes for SHIPMAN 2009 are available from BIMCO at www.bimco.org

ANNEX "A" (DETAILS OF VESSEL OR VESSELS)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

Date of Agreement:

REFERENCE DATE OF MAKING OF THE NOTICE OF MANAGEMENT

Name of Vessel(s):

REFERENCE 'VESSEL NAME / IMO NUMBER' IN THE NOTICE OF MANAGEMENT

Particulars of Vessel(s):

REFERENCE 'VESSEL NAME / IMO NUMBER' IN THE NOTICE OF MANAGEMENT

Continued

ANNEX "B" (DETAILS OF CREW)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME; SHIPMAN 2009

Date of Agreement:

REFERENCE DATE OF MAKING OF THE NOTICE OF MANAGEMENT

Details of Crew:

MASTER AND CREW TO BE APPOINTED AS APPROPRIATE TO THE TRADING AND OPERATIONAL REQUIREMENTS OF THE VESSEL, ALWAYS SUBJECT TO THE GOVERNING LAWS AND REGULATIONS.

Numbers Rank Nationality

Continued

ANNEX "C" (BUDGET)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

Date of Agreement:

REFERENCE DATE OF MAKING OF THE NOTICE OF MANAGEMENT

Managers' initial budget with effect from the commencement date of this Agreement (see Box 2):

BUDGET TO BE MUTUALLY AGREED SEPARATELY.

THE ANNUAL MANAGEMENT FEE INCLUDES FIFTEEN (15) DAYS FOR THE MANAGERS' PERSONNEL TRAVELLING TO OR FROM OR ATTENDING ON THE VESSEL. THE DAILY RATE STATED IN BOX 16 SHALL BE APPLIED ONLY WHEN THE NUMBER OF DAYS OF ATTENDANCE EXCEEDS THE AGGREGATE OF FIFTEEN (15) DAYS PER VESSEL PRO RATA PER ANNUM FOR ALL THE VESSELS UNDER MANAGEMENT PURSUANT TO THE MASTER SHIPMAN.

Continued

ANNEX "D" (ASSOCIATED VESSELS)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX "D" THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 22(b)(i) OF THIS AGREEMENT.

Date of Agreement:

REFERENCE DATE OF MAKING OF THE NOTICE OF MANAGEMENT

Details of Associated Vessels:

NIL

Continued

ANNEX "E" (FEE SCHEDULE)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

NOT APPLICABLE

Continued

PART II
SHIPMAN 2009
Standard ship management agreement

SECTION 1 – Basis of the Agreement

1. Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them:

"Company" (with reference to the ISM Code and the ISPS Code) means the organization identified in Box 5 or any replacement organization appointed by the Owners from time to time (see Sub-clauses 9(b)(i) or 9(c)(ii), whichever is applicable).

"Crew" means the personnel of the numbers, rank and nationality specified in Annex "B" hereto.

"Crew Insurances" means insurance of liabilities in respect of crew risks which shall include but not be limited to death, permanent disability, sickness, injury, repatriation, shipwreck unemployment indemnity and loss of personal effects (see Sub-clause 5(b) (Crew Insurances) and Clause 7 (Insurance Arrangements) and Clause 10 (Insurance Policies) and Boxes 10 and 11).

"Crew Support Costs" means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.

"Flag State" means the State whose flag the Vessel is flying.

"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention and any amendment thereto or substitution therefor.

"ISPS Code" means the International Code for the Security of Ships and Port Facilities and the relevant amendments to Chapter XI of SOLAS and any amendment thereto or substitution therefor.

"Managers" means the party identified in Box 4.

"Management Services" means the services specified in SECTION 2 - Services (Clauses 4 through 7) as indicated affirmatively in Boxes 6 through 8, 10 and 11, and all other functions performed by the Managers under the terms of this Agreement.

"Owners" means the party identified in Box 3.

"Severance Costs" means the costs which are legally required to be paid to the Crew as a result of the early termination of any contracts for service on the Vessel.

"SMS" means the Safety Management System (as defined by the ISM Code).

"STCW 95" means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 and any amendment thereto or substitution therefor.

"Vessel" ~~means the vessel or vessels details of which are set out in Annex "A" attached hereto~~ – *See Clause 1.1.13 of the Master Shipman.*

2. Commencement and Appointment

With effect from the date stated in Box 2 for the commencement of the Management Services and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel in respect of the Management Services.

3. Authority of the Managers

Subject to the terms and conditions herein provided, during the period of this Agreement the Managers shall carry out the Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform the Management Services in accordance with sound ship management practice, including but not limited to compliance with all relevant rules and regulations.

PART II
SHIPMAN 2009
Standard ship management agreement

SECTION 2 – Services

4. Technical Management

(only applicable if agreed according to Box 6).

The Managers shall provide technical management which includes, but is not limited to, the following services:

(a) ensuring that the Vessel complies with the requirements of the law of the Flag State;

(b) ensuring compliance with the ISM Code;

(c) ensuring compliance with the ISPS Code;

(d) providing competent personnel to supervise the maintenance and general efficiency of the Vessel;

(e) arranging and supervising dry dockings, repairs, alterations and the maintenance of the Vessel to the standards agreed with the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with all requirements and recommendations of the classification society, and with the law of the Flag State and of the places where the Vessel is required to trade;

(f) arranging the supply of necessary stores, spares and lubricating oil;

(g) appointing surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(h) in accordance with the Owners' instructions, supervising the sale and physical delivery of the Vessel under the sale agreement. However services under this Sub-clause 4(h) shall not include negotiation of the sale agreement or transfer of ownership of the Vessel;

(i) arranging for the supply of provisions unless provided by the Owners; and

(j) arranging for the sampling and testing of bunkers.

5. Crew Management and Crew Insurances

(a) *Crew Management*

(only applicable if agreed according to Box 7)

The Managers shall provide suitably qualified Crew who shall comply with the requirements of STCW 95. The provision of such crew management services includes, but is not limited to, the following services:

(i) selecting, engaging and providing for the administration of the Crew, including, as applicable, payroll arrangements, pension arrangements, tax, social security contributions and other mandatory dues related to their employment payable in each Crew member's country of domicile;

(ii) ensuring that the applicable requirements of the law of the Flag State in respect of rank, qualification and certification of the Crew and employment regulations, such as Crew's tax and social insurance, are satisfied;

(iii) ensuring that all Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate Flag State requirements or such higher standard of medical examination as may be agreed with the Owners. In the absence of applicable Flag State requirements the medical certificate shall be valid at the time when the respective Crew member arrives on board the Vessel and shall be maintained for the duration of the service on board the Vessel;

(iv) ensuring that the Crew shall have a common working language and a command of the English language of a sufficient standard to enable them to perform their duties safely;

(v) arranging transportation of the Crew, including repatriation;

(vi) training of the Crew, *including any supplementary training required by Owners;*

(vii) conducting union negotiations; and

(viii) if the Managers are the Company, ensuring that the Crew, on joining the Vessel, are given proper familiarisation with their duties in relation to the Vessel's SMS and that instructions which are essential to the SMS are identified, documented and given to the Crew prior to sailing.

~~**(ix)** if the Managers are **not** the Company:~~

~~**(1)** ensuring that the Crew, before joining the Vessel, are given proper familiarisation with their duties in relation to the ISM Code; and~~

~~**(2)** instructing the Crew to obey all reasonable orders of the Company in connection with the operation of the SMS.~~

~~**(x)** Where Managers are **not** providing technical management services in accordance with Clause 4 (Technical Management):~~

~~**(1)** ensuring that no person connected to the provision and the performance of the crew management services shall proceed to sea on board the Vessel without the prior consent of the Owners (such consent not to be unreasonably withheld); and~~

~~**(2)** ensuring that in the event that the Owners' drug and alcohol policy requires measures to be taken prior to the Crew joining the Vessel, implementing such measures;~~

~~**(b)** Crew Insurances~~
~~*(only applicable if Sub-clause 5(a) applies and if agreed according to Box 10)*~~
~~The Managers shall throughout the period of this Agreement provide the following services:~~

~~**(i)** arranging Crew Insurances in accordance with the best practice of prudent managers of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations. Insurances for any other persons proceeding to sea onboard the Vessel may be separately agreed by the Owners and the Managers (see Box 10);~~

~~**(ii)** ensuring that the Owners are aware of the terms, conditions, exceptions and limits of liability of the insurances in Sub-clause 5(b)(i);~~

~~**(iii)** ensuring that all premiums or calls in respect of the insurances in Sub-clause 5(b)(i) are paid by their due date;~~

~~**(iv)** if obtainable at no additional cost, ensuring that insurances in Sub-clause 5(b)(i) name the Owners as a joint assured with full cover and, unless otherwise agreed, on terms such that Owners shall be under no liability in respect of premiums or calls arising in connection with such insurances.~~

~~**(v)** providing written evidence, to the reasonable satisfaction of the Owners, of the Managers' compliance with their obligations under Sub-clauses 5(b)(ii), and 5(b)(iii) within a reasonable time of the commencement of this Agreement, and of each renewal date and, if specifically requested, of each payment date of the insurances in Sub-clause 5(b)(i).~~

~~**6. Commercial Management**~~
~~*(only applicable if agreed according to Box 8).*~~
~~The Managers shall provide the following services for the Vessel in accordance with the Owners' instructions, which shall include but not be limited to:~~

~~**(a)** seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 9, consent thereto in writing shall first be obtained from the Owners;~~

~~**(b)** arranging for the provision of bunker fuels of the quality specified by the Owners as required for the Vessel's trade;~~

~~**(c)** voyage estimating and accounting and calculation of hire, freights, demurrage and/or despatch monies due from or due to the charterers of the Vessel; assisting in the collection of any sums due to the Owners related to the commercial operation of the Vessel in accordance with Clause 11 (Income Collected and~~

~~Expenses Paid on Behalf of Owners);~~

~~*If any of the services under Sub-clauses 6(a), 6(b) and 6(c) are to be excluded from the Management Fee, remuneration for these services must be stated in Annex E (Fee Schedule). See Sub-clause 12(e).*~~

~~**(d)** issuing voyage instructions;~~

~~**(e)** appointing agents;~~

~~**(f)** appointing stevedores; and~~

~~**(g)** arranging surveys associated with the commercial operation of the Vessel.~~

~~**7. Insurance Arrangements**~~

~~*(only applicable if agreed according to Box 11).*~~

~~The Managers shall arrange insurances in accordance with Clause 10 (Insurance Policies), on such terms as the Owners shall have instructed or agreed, in particular regarding conditions, insured values, deductibles, franchises and limits of liability.~~

PART II
SHIPMAN 2009
Standard ship management agreement

SECTION 3 – Obligations

8. Managers' Obligations

(a) The Managers undertake to use their best endeavours to provide the Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder.

Provided however, that in the performance of their management responsibilities under this Agreement, the Managers shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

(b) Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management), they shall procure that the requirements of the Flag State are satisfied and they shall agree to be appointed as the Company, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code and the ISPS Code, if applicable.

9. Owners' Obligations

(a) The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement. In the event of payment after the due date of any outstanding sums the Manager shall be entitled to charge interest at the rate stated in Box 13.

(b) Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management), the Owners shall:

(i) report (or where the Owners are not the registered owners of the Vessel procure that the registered owners report) to the Flag State administration the details of the Managers *or the Managers' subsidiary or fellow subsidiary company as nominated by the Managers in Box 5* as the Company as required to comply with the ISM and ISPS Codes;

~~(ii) procure that any officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95; and~~

~~(iii) instruct such officers and ratings to obey all reasonable orders of the Managers (in their capacity as the Company) in connection with the operation of the Managers' safety management system.~~

~~(c) Where the Managers are not providing technical management services in accordance with Clause 4 (Technical Management), the Owners shall:~~

~~(i) procure that the requirements of the Flag State are satisfied and notify the Managers upon execution of this Agreement of the name and contact details of the organization that will be the Company by completing Box 5;~~

~~(ii) if the Company changes at any time during this Agreement, notify the Managers in a timely manner of the name and contact details of the new organization;~~

~~(iii) procure that the details of the Company, including any change thereof, are reported to the Flag State administration as required to comply with the ISM and ISPS Codes. The Owners shall advise the Managers in a timely manner when the Flag State administration has approved the Company; and~~

~~(iv) unless otherwise agreed, arrange for the supply of provisions at their own expense.~~

(d) Where the Managers are providing crew management services in accordance with Sub-clause 5(a) the Owners shall:

(i) inform the Managers prior to ordering the Vessel to any excluded or additional premium area under any of the Owners' insurances by reason of war risks and/or piracy or like perils and pay whatever additional costs may properly be incurred by the Managers as a consequence of such orders including,

if necessary, the costs of replacing any member of the Crew. Any delays resulting from negotiation with or replacement of any member of the Crew as a result of the Vessel being ordered to such an area shall be for the Owners' account. Should the Vessel be within an area which becomes an excluded or additional premium area the above provisions relating to cost and delay shall apply;

(ii) agree with the Managers prior to any change of flag of the Vessel and pay whatever additional costs may properly be incurred by the Managers as a consequence of such change. If agreement cannot be reached then either party may terminate this Agreement in accordance with Sub-clause 22(e); and

(iii) provide, at no cost to the Managers, in accordance with the requirements of the law of the Flag State, or higher standard, as mutually agreed, adequate Crew accommodation and living standards.

(e) ~~Where the Managers are **not** the Company, the Owners shall ensure that Crew are properly familiarised with their duties in accordance with the Vessel's SMS and that instructions which are essential to the SMS are identified, documented and given to the Crew prior to sailing.~~

SECTION 4 – Insurance, Budgets, Income, Expenses and Fees

10. Insurance Policies

The Owners shall procure, whether by instructing the Managers under Clause 7 (Insurance Arrangements) or otherwise, that throughout the period of this Agreement:

(a) at the Owners' expense, the Vessel is insured for not less than its sound market value or entered for its full gross tonnage, as the case may be for:

(i) hull and machinery marine risks (including but not limited to crew negligence) and excess liabilities;

(ii) protection and indemnity risks (including but not limited to pollution risks, diversion expenses and, except to the extent insured separately by the Managers in accordance with Sub-clause 5(b)(i), Crew Insurances;

NOTE: If the Managers are not providing crew management services under Sub-clause 5(a) (Crew Management) or have agreed not to provide Crew Insurances separately in accordance with Sub-clause 5(b)(i), then such insurances must be included in the protection and indemnity risks cover for the Vessel (see Sub-clause 10(a)(ii) above).

(iii) war risks (including but not limited to blocking and trapping, protection and indemnity, terrorism and crew risks); and

(iv) such optional insurances as may be agreed (such as piracy, kidnap and ransom, loss of hire and FD & D) (see Box 12)

Sub-clauses 10(a)(i) through 10(a)(iv) all in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations *and, for protection and indemnity risks, with a club or association which is a member of the International Group of P&I Clubs* ("the Owners' Insurances");

(b) all premiums and calls on the Owners' Insurances are paid by their due date;

(c) the Owners' Insurances name the Managers and, subject to underwriters' agreement, any third party designated by the Managers as a joint assured, with full cover. It is understood that in some cases, such as protection and indemnity, the normal terms for such cover may impose on the Managers and any such third party a liability in respect of premiums or calls arising in connection with the Owners' Insurances.

If obtainable at no additional cost, however, the Owners shall procure such insurances on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners' Insurances. In any event, on termination of this Agreement in accordance with Clause 21 (Duration of the Agreement) and Clause 22 (Termination), the Owners shall procure that the Managers and any third party designated by the Managers as joint assured shall cease to be joint assured and, if reasonably achievable, that they shall be released from any and all liability for premiums and calls that may arise in relation to the period of this Agreement; and

(d) written evidence is provided, to the reasonable satisfaction of the Managers, of the Owners' compliance with their obligations under this Clause 10 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners' Insurances.

11. Income Collected and Expenses Paid on Behalf of Owners

(a) Except as provided in Sub-clause 11(c) all monies collected by the Managers under the terms of this Agreement (other than monies payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners in a separate *Client* bank account.

(b) All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 12(c)) may be debited against the Owners in the account referred to under Sub-clause 11(a) but shall in any event remain payable by the Owners to the Managers on demand.

~~(c) All monies collected by the Managers under Clause 6 (Commercial Management) shall be paid into a~~

~~bank account in the name of the Owners or as may be otherwise advised by the Owners in writing.~~

12. Management Fee and Expenses

(a) The Owners shall pay to the Managers an annual management fee as stated in Box 14 for their services as Managers under this Agreement, which shall be payable in equal monthly instalments in advance, the first Instalment (pro rata if appropriate) being payable on the commencement of this Agreement (see Clause 2 (Commencement and Appointment) and Box 2) and subsequent instalments being payable at the beginning of every calendar month. The management fee shall be payable to the Managers' nominated account stated in Box 15.

(b) The management fee shall be subject to an annual review and the proposed fee shall be presented in the annual budget in accordance with Sub-clause 13(a).

(c) The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of this Clause 12 (Management Fee and Expenses) the Owners shall reimburse the Managers for postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services. Any days used by the Managers' personnel travelling to or from or attending on the Vessel or otherwise used in connection with the Management Services in excess of those agreed in the budget shall be charged at the daily rate stated in Box 16.

(d) If the Owners decide to layup the Vessel and such layup lasts for more than the number of months stated in Box 17, an appropriate reduction of the Management Fee for the period exceeding such period until one month before the Vessel is again put into service shall be mutually agreed between the parties. If the Managers are providing crew management services in accordance with Sub-clause 5(a), consequential costs of reduction and reinstatement of the Crew shall be for the Owners' account. If agreement cannot be reached then either party may terminate this Agreement in accordance with Sub-clause 22(e).

(e) Save as otherwise provided in this Agreement, all discounts and commissions obtained by the Managers in the course of the performance of the Management Services shall be credited to the Owners.

13. Budgets and Management of Funds

(a) The Managers' initial budget is set out in Annex "C" hereto. Subsequent budgets shall be for twelve month periods and shall be prepared by the Managers and presented to the Owners not less than three months before the end of the budget year.

(b) The Owners shall state to the Managers in a timely manner, but in any event within one month of presentation, whether or not they agree to each proposed annual budget. The parties shall negotiate in good faith and if they fail to agree on the annual budget, including the management fee, either party may terminate this Agreement in accordance with Sub-clause 22(e).

(c) Following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement for the Vessel and shall each month request the Owners in writing to pay the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such funds shall be received by the Managers within ten running days after the receipt by the Owners of the Managers' written request and shall be held to the credit of the Owners in a separate *Client* bank account.

(d) The Managers shall at all times maintain and keep true and correct accounts in respect of the Management Services in accordance with the relevant International Financial Reporting Standards or such other standard as the parties may agree, including records of all costs and expenditure incurred, and produce a comparison between budgeted and actual income and expenditure of the Vessel in such form and at such intervals as shall be mutually agreed.

The Managers shall make such accounts available for inspection and auditing by the Owners and/or their representatives in the Managers' offices or by electronic means, provided reasonable notice is given by the Owners.

(e) Notwithstanding anything contained herein, the Managers shall in no circumstances be required to use

or commit their own funds to finance the provision of the Management Services.

PART II
SHIPMAN 2009
Standard ship management agreement

SECTION 5 – Legal, General and Duration of Agreement

14. Trading Restrictions

If the Managers are providing crew management services in accordance with Sub-clause 5(a) (Crew Management), the Owners and the Managers will, prior to the commencement of this Agreement, agree on any trading restrictions to the Vessel that may result from the terms and conditions of the Crew's employment.

15. Replacement

If the Managers are providing crew management services in accordance with Sub-clause 5(a) (Crew Management), the Owners may require the replacement, at their own expense, at the next reasonable opportunity, of any member of the Crew found on reasonable grounds to be unsuitable for service. If the Managers have failed to fulfil their obligations in providing suitable qualified Crew within the meaning of Sub-clause 5(a) (Crew Management), then such replacement shall be at the Managers' expense.

16. Managers' Right to Sub-Contract – *See Clause 8 of the Master Shipman*

~~The Managers shall not subcontract any of their obligations hereunder without the prior written consent of the Owners which shall not be unreasonably withheld. In the event of such a sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.~~

17. Responsibilities

(a) *Force Majeure*

Neither party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent that the party invoking force majeure is prevented or hindered from performing any or all of their obligations under this Agreement, provided they have made all reasonable efforts to avoid, minimize or prevent the effect of such events and/or conditions:

(i) acts of God;

(ii) any Government requisition, control, intervention, requirement or interference;

(iii) any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

(iv) riots, civil commotion, blockades or embargoes;

(v) epidemics;

(vi) earthquakes, landslides, floods or other extraordinary weather conditions;

(vii) strikes, lockouts or other industrial action, unless limited to the employees (which shall not include the Crew) of the party seeking to invoke force majeure;

(viii) fire, accident, explosion except where caused by negligence of the party seeking to invoke force majeure; and

(ix) any other similar cause beyond the reasonable control of either party.

(b) *Liability to Owners*

(i) Without prejudice to Sub-clause 17(a), the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Managers or their employees or agents, or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers' personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers' liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten (10) times the annual management fee payable hereunder.

(ii) *Acts or omissions of the Crew* - Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any acts or omissions of the Crew, even if such acts or omissions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under Clause 5(a) (Crew Management), in which case their liability shall be limited in accordance with the terms of this Clause 17 (Responsibilities).

(c) *Indemnity*
Except to the extent and solely for the amount therein set out that the Managers would be liable under Sub-clause 17(b), the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

(d) *"Himalaya"*
It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 17 (Responsibilities), every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 17 (Responsibilities) the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

18. General Administration

(a) The Managers shall keep the Owners and, if appropriate, the Company informed in a timely manner of any incident of which the Managers become aware which gives or may give rise to delay to the Vessel or claims or disputes involving third parties.

(b) The Managers shall handle and settle all claims and disputes arising out of the Management Services hereunder, unless the Owners instruct the Managers otherwise. The Managers shall keep the Owners appropriately informed in a timely manner throughout the handling of such claims and disputes.

(c) The Owners may request the Managers to bring or defend other actions, suits or proceedings related to the Management Services, on terms to be agreed.

(d) The Managers shall have power to obtain appropriate legal or technical or other outside expert advice in relation to the handling and settlement of claims in relation to Sub-clauses 18(a) and 18(b) and disputes and any other matters affecting the interests of the Owners in respect of the Vessel, unless the Owners instruct the Managers otherwise.

(e) On giving reasonable notice, the Owners may request, and the Managers shall in a timely manner make available, all documentation, information and records in respect of the matters covered by this Agreement either related to mandatory rules or regulations or other obligations applying to the Owners in respect of the Vessel (including but not limited to STCW 95, the ISM Code and ISPS Code) to the extent permitted by relevant legislation.

On giving reasonable notice, the Managers may request, and the Owners shall in a timely manner make available, all documentation, information and records reasonably required by the Managers to enable them to perform the Management Services.

(f) The Owners shall arrange for the provision of any necessary guarantee bond or other security.

(g) Any costs incurred by the Managers in carrying out their obligations according to this Clause 18 (General Administration) shall be reimbursed by the Owners.

19. Inspection of Vessel
The Owners may at any time after giving reasonable notice to the Managers inspect the Vessel for any reason they consider necessary.

20. Compliance with Laws and Regulations
The parties will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Flag State, or of the places where the Vessel trades.

21. Duration of the Agreement
(a) This Agreement shall come into effect at the date stated in Box 2 and shall continue until terminated by either party by giving notice to the other; in which event this Agreement shall terminate upon the expiration of the later of the number of months stated in Box 18 or a period of two (2) months from the date on which such notice is received, unless terminated earlier in accordance with Clause 22 (Termination).

(b) Where the Vessel is not at a mutually convenient port or place on the expiry of such period, this Agreement shall terminate on the subsequent arrival of the Vessel at the next mutually convenient port or place.

22. Termination
(a) *Owners' or Managers' default*
If either party fails to meet their obligations under this Agreement, the other party may give notice to the party in default requiring them to remedy it. In the event that the party in default fails to remedy it within a reasonable time to the reasonable satisfaction of the other party, that party shall be entitled to terminate this Agreement with immediate effect by giving notice to the party in default.

(b) *Notwithstanding Sub-clause 22(a):*

(i) The Managers shall be entitled to terminate the Agreement with immediate effect by giving notice to the Owners if any monies payable by the Owners and/or the owners of any associated vessel, details of which are listed in Annex "D", shall not have been received in the Managers' nominated account within ten days (10) of receipt by the Owners of the Managers' written request, or if the Vessel is repossessed by the Mortgagee(s).

(ii) If the Owners proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice.

(iii) If either party fails to meet their respective obligations under Sub-clause 5(b) (Crew Insurances) and Clause 10 (Insurance Policies), the other party may give notice to the party in default requiring them to remedy it within ten (10) days, failing which the other party may terminate this Agreement with immediate effect by giving notice to the party in default.

(c) *Extraordinary Termination*
This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or, if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned or has been declared missing or, if bareboat chartered, unless otherwise agreed, when the bareboat charter comes to an end.

(d) *For the purpose of Sub-clause 22(c) hereof:*

(i) the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Vessel's owners cease to be the registered owners of the Vessel;

(ii) the Vessel shall be deemed to be lost either when it has become an actual total loss or agreement has been reached with the Vessel's underwriters in respect of its constructive total loss or if such agreement

with the Vessel's underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred; and

(iii) the date upon which the Vessel is to be treated as declared missing shall be ten (10) days after the Vessel was last reported or when the Vessel is recorded as missing by the Vessel's underwriters, whichever occurs first. A missing vessel shall be deemed lost in accordance with the provisions of Sub-clause 22(d)(ii).

(e) In the event the parties fail to agree the annual budget in accordance with Sub-clause 13(b), or to agree a change of flag in accordance with Sub-clause 9(d)(ii), or to agree to a reduction in the Mangement Fee in accordance with Sub-clause 12(d), either party may terminate this Agreement by giving the other party not less than one month's notice, the result of which will be the expiry of the Agreement at the end of the current budget period or on expiry of the notice period, whichever is the later.

(f) This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or administrator is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(g) In the event of the termination of this Agreement for any reason other than default by the Managers the management fee payable to the Managers according to the provisions of Clause 12 (Management Fee and Expenses), shall continue to be payable for a further period of the number of months stated in Box 19 as from the effective date of termination. If Box 19 is left blank then ninety (90) days shall apply.

(h) In addition, where the Managers provide Crew for the Vessel in accordance with Clause 5(a) (Crew Management):

(i) the Owners shall continue to pay Crew Support Costs during the said further period of the number of months stated in Box 19; and

(ii) the Owners shall pay ~~an equitable proportion of~~ any Severance Costs which may be incurred, not exceeding the amount stated in Box 20. The Managers shall use their reasonable endeavours to minimise such Severance Costs.

(i) On the termination, for whatever reason, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies, of all accounts and all documents specifically relating to the Vessel and its operation.

(j) The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

23. BIMCO Dispute Resolution Clause

(a) This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the

appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~(b) This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

~~(c) This Agreement shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

(d) Notwithstanding Sub-clauses 23(a), 23(b) or 23(c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Agreement.

(i) In the case of a dispute in respect of which arbitration has been commenced under Sub-clauses 23(a), 23(b) or 23(c) above, the following shall apply:

(ii) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice") calling on the other party to agree to mediation.

(iii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iv) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.

(v) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.

(vi) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

(vii) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator's costs and expenses.

(viii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)

(e) If Box 21 in Part I is not appropriately filled in, Sub-clause 23(a) of this Clause shall apply.

Note: Sub-clauses 23(a), 23(b) and 23(c) are alternatives; indicate alternative agreed in Box 21. Sub-clause

23(d) shall apply in all cases.

24. Notices

(a) All notices given by either party or their agents to the other party or their agents in accordance with the provisions of this Agreement shall be in writing and shall, unless specifically provided in this Agreement to the contrary, be sent to the address for that other party as set out in Boxes 22 and 23 or as appropriate or to such other address as the other party may designate in writing.

A notice may be sent by registered or recorded mail, facsimile, electronically or delivered by hand in accordance with this Sub-clause 24(a).

(b) Any notice given under this Agreement shall take effect on receipt by the other party and shall be deemed to have been received:

(i) if posted, on the seventh (7th) day after posting;

(ii) if sent by facsimile or electronically, on the day of transmission; and

(iii) if delivered by hand, on the day of delivery.

And in each case proof of posting, handing in or transmission shall be proof that notice has been given, unless proven to the contrary.

25. Entire Agreement – *See Clause 9 of the Master Shipman*

~~This Agreement constitutes the entire agreement between the parties and no promise, undertaking, representation, warranty or statement by either party prior to the date stated in Box 2 shall affect this Agreement. Any modification of this Agreement shall not be of any effect unless in writing signed by or on behalf of the parties.~~

26. Third Party Rights – *See Clause 17 of the Master Shipman*

~~Except to the extent provided in Sub-clauses 17(c) (Indemnity) and 17(d) (Himalaya), no third parties may enforce any term of this Agreement.~~

27. Partial Validity

If any provision of this Agreement is or becomes or is held by any arbitrator or other competent body to be illegal, invalid or unenforceable in any respect under any law or jurisdiction, the provision shall be deemed to be amended to the extent necessary to avoid such illegality, invalidity or unenforceability, or, if such amendment is not possible, the provision shall be deemed to be deleted from this Agreement to the extent of such illegality, invalidity or unenforceability, and the remaining provisions shall continue in full force and effect and shall not in any way be affected or impaired thereby.

28. Interpretation

In this Agreement:

(a) *Singular/Plural*

The singular includes the plural and vice versa as the context admits or requires.

(b) *Headings*

The index and headings to the clauses and appendices to this Agreement are for convenience only and shall not affect its construction or interpretation.

(c) *Day*

"Day" means a calendar day unless expressly stated to the contrary.

SCHEDULE "B"

Notice of Management

THIS NOTICE OF MANAGEMENT is made as of the ___ day of ________ 20__.

BETWEEN:

Teekay Shipping Limited ("TSL")
4th Floor, Belvedere Building
69 Pitts Bay Road
Hamilton, HM 08
Bermuda

AND:

Teekay Marine Ltd ("TML")
Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
Marshall Islands MH96960

This Notice of Management with respect to the Vessel identified below forms part of and is governed by the Teekay Shipping Limited / Teekay Marine Ltd Master Ship Management Agreement made between the parties as of the 31 day of AUGUST 2012 (the "Agreement").

Shipowner	
Vessel Name / IMO Number	
Start Date	

Subject to and upon the terms and conditions of the Agreement, TSL hereby appoints TML to perform, and TML hereby agrees to be so appointed and to perform, in respect of the Vessel the Management Services as defined in the Agreement.

This Notice of Management is signed by the parties as of the date first above noted.

Teekay Shipping Limited

By: ________________________
Authorized Signatory

Name: ______________________

Title: ______________________

Teekay Marine Ltd

By: ________________________
Authorized Signatory

Name: ______________________

Title: ______________________

SCHEDULE "C"

(NOTE: Below "TK" means Teekay Corporation, "TNK" means Teekay Tankers Ltd, "TGP" means Teekay LNG Partners LP and "TOO" means Teekay Offshore Partners LP)

Shipowner	Vessel Name	IMO Number
Jiaolong Spirit LLC (TK)	Jiaolong Spirit	9379208
Shenlong Spirit LLC (TK)	Shenlong Spirit	9379210
Tianlong Spirit LLC (TK)	Tianlong Spirit	9378369
Dilong Spirit LLC (TK)	Dilong Spirit	9390628
Kareela Spirit Holding LLC (TNK)	Kareela Spirit	9192349
Mahanadi Spirit LLC (TNK)	Mahanadi Spirit	9221683
1999 Constitution Trust (TK)	Constitution Spirit	9191333
1999 Sentinel Trust (TK)	Sentinel Spirit	9191345
Bermuda Spirit LLC (TGP)	Bermuda Spirit	9411226
Hamilton Spirit LLC (TGP)	Hamilton Spirit	9411238
Pinnacle Spirit LLC (TNK)	Pinnacle Spirit	9385192
Summit Spirit LLC (TNK)	Summit Spirit	9404833
SPT Explorer LLC (TOO)	SPT Explorer	9313486
African Spirit LLC (TGP)	African Spirit	9250737
Asian Spirit LLC (TGP)	Asian Spirit	9247431
European Spirit LLC (TGP)	European Spirit	9247429
Australian Spirit LLC (TNK)	Australian Spirit	9247455
Axel Spirit LLC (TNK)	Axel Spirit	9282041
SPT Navigator LLC (TOO)	SPT Navigator	9313498
Kyeema Spirit Holding LLC (TNK)	Kyeema Spirit	9171840
Donegal Spirit LLC (TNK)	Donegal Spirit	9312846
Galway Spirit LLC (TNK)	Galway Spirit	9312858
Limerick Spirit LLC (TNK)	Limerick Spirit	9312860
Teesta Spirit LLC (TNK)	Teesta Spirit	9283722
Godavari Spirit LLC (TNK)	Godavari Spirit	9286229
Narmada Spirit LLC (TNK)	Narmada Spirit	9269075

Shipowner	Vessel Name	IMO Number
Helga Spirit LLC (TNK)	Helga Spirit	9292503
Canarias Petroleos SA (TGP)	Algeciras Spirit	9207027
Canarias Petroleos SA (TGP)	Huelva Spirit	9212759
Cepsa Operaciones Marina (TGP)	Teide Spirit	9283241
Canarias Petroleos SA (TGP)	Tenerife Spirit	9203784
Canarias Petroleos SA (TGP)	Toledo Spirit	9288899
Americas Spirit LLC (TNK)	Americas Spirit	9247443
Kanata Spirit Holding LLC (TNK)	Kanata Spirit	9192337
Matterhorn Spirit LLC (TNK)	Matterhorn Spirit	9291262
Ashkini Spirit LLC (TNK)	Ashkini Spirit	9239484
Yamuna Spirit LLC (TNK)	Yamuna Spirit	9230505
Erik Spirit LLC (TNK)	Erik Spirit	9292515
Teekay Navion Offshore Loading Pte Ltd (TOO)	Kilimanjaro Spirit	9281011
Esther Spirit LLC (TNK)	Esther Spirit	9282053
Kaveri Spirit LLC (TNK)	Kaveri Spirit	9286281
Teekay Navion Offshore Loading Pte Ltd (TOO)	Gotland Spirit	9077331
Cypress Orkney LLC (TK)	Orkney Spirit	9038737
Nassau Spirit Holding LLC (TNK)	Nassau Spirit	9181534
Everest Spirit Holding LLC (TNK)	Everest Spirit	9281009
Iskmati Spirit LLC (TNK)	Iskmati Spirit	9236353
Ganges Spirit LLC (TNK)	Ganges Spirit	9230517
Zenith Spirit LLC (TNK)	Zenith Spirit	9404845
Teekay Navion Offshore Loading Pte Ltd (TOO)	Fuji Spirit	9268112
Teekay Navion Offshore Loading Pte Ltd (TOO)	Poul Spirit	9041758
Teekay Navion Offshore Loading Pte Ltd (TOO)	Torben Spirit	9041746